UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. )
Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
THRYV HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY INFORMATION STATEMENT—SUBJECT TO COMPLETION

THRYV HOLDINGS, INC.

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
Dear Stockholders:
This Notice and the accompanying Information Statement are being furnished to the stockholders of Thryv Holdings, Inc., a Delaware corporation (“Thryv,” the “Company,” “we,” “us,” or “our”), to notify stockholders of the actions taken on November 23, 2020 by the Company’s Board of Directors and Compensation Committee of the Board of Directors, and on November 24, 2020 by the written consent of Mudrick Capital Management, L.P., the holder of a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter (the “Majority Stockholder”), approving:
1.
a one-time stock option repricing of outstanding Subject Options (as such term is defined in the accompanying Information Statement) held by certain employees of the Company (the “Employee Repricing”); and

2.
for the current Named Executive Officers of the Company (as defined in the accompanying Information Statement) (each an “Officer” and collectively the “Officers”), contingent upon each Officer’s written consent with respect to his or her own outstanding Subject Options, (a) a one-time stock option repricing (the “Officer Repricing”) and (b) a delayed vesting schedule for such options (the “Officer Vesting Change” together with the Officer Repricing, the “Officer Amendments”).

Pursuant to the Employee Repricing and Officer Repricing (collectively, the “Option Repricings”), the exercise price of each outstanding Subject Option will be amended to reduce such exercise price from $16.20 per share to the greater of (a) $13.82 per share or (b) the Fair Market Value, as defined and determined in accordance with the Company’s 2016 Stock Incentive Plan, as amended (the “2016 Plan”) and as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, of a share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on the Effective Date (as defined below) but in no event greater than $16.20 per share. The Officer Vesting Change will provide for a delayed vesting schedule for the outstanding Subject Options held by the Officers to occur commencing on January 1, 2021.
The Employee Repricing and Officer Amendments will become effective on the trading day following the 20th calendar day after the commencement of the mailing to the Company’s stockholders of this Notice and Information Statement (the “Effective Date”). The Effective Date is currently expected to be on or about December [ ], 2020. Participation in the Employee Repricing is not voluntary or discretionary. Accordingly, the exercise price of each outstanding Subject Option held by certain employees (other than the Officers) will be automatically amended, without any action required by the holder thereof. Each Officer will be provided the opportunity to consent to the Officer Amendments.
As the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the Majority Stockholder, your consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. You do not need to do anything in response to this Notice and the accompanying Information Statement.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Sincerely,

Lesley Bolger
Corporate Secretary

i

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
General
Thryv Holdings, Inc., a Delaware corporation (“Thryv,” the “Company,” “we,” “us,” or “our”), is sending you this Information Statement solely for the purpose of informing our stockholders as of the record date, November 23, 2020, of actions taken by our stockholders by less than unanimous written consent in lieu of a meeting of stockholders. No action is requested or required on your part.
This Information Statement is first being distributed to Thryv stockholders on or about December [ ], 2020. The Company’s principal executive offices are located at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, TX, 75261, and the Company’s telephone number is (972) 453-7000.
Safe Harbor Statement
Certain statements contained herein, regarding matters that are not historical facts, may be forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, including those relating to the implementation of the Employee Repricing and Officer Amendments. The reader is cautioned not to rely on these forward-looking statements. These forward-looking statements are based on current expectations of future events. If the underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. These risks and uncertainties can be found in the Company’s most recently filed Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, as supplemented by any subsequently filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Copies of these filings are available online at www.sec.gov, www.thryv.com or by request from the Company. Forward-looking statements included herein speak only as of the date hereof, and we undertake no obligation to revise or update such statements to reflect the occurrence of events or circumstances after the date hereof.
Summary of the Corporate Actions
On November 18, 2019, December 3, 2019 and February 19, 2020, the Company granted a total of 2,398,997 stock options to purchase common stock, par value $0.01 per share (“Common Stock”), of the Company (i) to individuals who are the current Named Executive Officers of the Company (as defined under Executive Compensation – Compensation Discussion and Analysis) (each an “Officer,” collectively the “Officers,” and such stock options, the “Officer Stock Option Awards”) and (ii) to certain other employees of the Company (the “Company Employees,” and such stock options, the “Employee Stock Option Awards”) pursuant to individual award agreements with the Company Employees (the “Employee Stock Option Award Agreements”) and the Officers (the “Officer Stock Option Award Agreements”), each in accordance with the Company’s 2016 Stock Incentive Plan, as amended (the “2016 Plan”) and adjusted to reflect the 1-for-1.8 reverse stock split effected by the Company on August 26, 2020 (collectively, the “Subject Options”).
On November 23, 2020, the Board of Directors (“Board”) and the Compensation Committee (the “Compensation Committee”) approved, and recommended that Mudrick Capital Management, L.P., the stockholder holding a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter (the “Majority Stockholder”) approve 1) a one-time stock option repricing for outstanding Subject Options held by the Company Employees (the “Employee Repricing”); and 2) for the Officers, contingent upon each such Officer’s written consent with respect to his or her own outstanding Subject Options, (a) a one-time stock option repricing (the “Officer Repricing”) and (b) a delayed vesting schedule for such options (the “Officer Vesting Change” together with the Officer Repricing, the “Officer Amendments”).
On November 24, 2020, the Majority Stockholder took action by written consent to approve the Employee Repricing and Officer Amendments.
The Board and Compensation Committee believe that the Employee Repricing and Officer Amendments are in the best interests of stockholders and the Company, in order to continue to retain and motivate key contributors of the Company, which is necessary for the Company’s future success and growth in the value of its shares.

Pursuant to the Employee Repricing and Officer Repricing (collectively, the “Option Repricings”), the exercise price of each outstanding Subject Option will be amended to reduce such exercise price from $16.20 per share to the greater of (a) $13.82 per share or (b) the Fair Market Value, as defined and determined in accordance with the 2016 Plan and as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, of a share of the Company’s Common Stock on the Effective Date (as defined below) but in no event greater than $16.20 per share.
Consistent with the currently operative vesting schedules, the Officer Vesting Change will provide for a delayed vesting schedule for the outstanding Officer Stock Option Awards to occur (a) in equal annual installments over a three year period commencing on January 1, 2021 for the Officers (other than Mr. Walsh) and (b) in equal monthly installments over a three year period commencing on January 1, 2021 for Mr. Walsh (whose current options vest monthly).
The Employee Repricing and Officer Amendments will become effective on the trading day following the 20th calendar day after the commencement of the mailing to the Company’s stockholders of this Notice and Information Statement (the “Effective Date”), subject to consent by the Officers in the case of the Officer Amendments. The Effective Date is currently expected to be on or about December [ ], 2020. Participation in the Employee Repricing is not voluntary or discretionary. Accordingly, the exercise price of each outstanding Subject Option held by a Company Employee will be automatically amended, without any action required by the holder thereof. Each Officer will be provided the opportunity to consent to the Officer Amendments, and the Officer Repricing and the Officer Vesting Change for the outstanding Subject Options held by each Officer are subject to the written consent of such Officer.
Our Common Stock has traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “THRY” since October 1, 2020.
Voting and Vote Required
The Company has obtained stockholder approval for the Employee Repricing and Officer Amendments consistent with the listing rules of the Nasdaq (“Nasdaq Rules”) and the terms of the 2016 Plan. In accordance with the Delaware General Corporation Law (the “DGCL”), the Company’s Second Amended and Restated Bylaws and Nasdaq Rules, the Employee Repricing and Officer Amendments may be approved, without a meeting of stockholders, by the written consent of stockholders representing a majority of the outstanding shares of the capital stock of the Company entitled to vote on the matter. Such approval was received by the Company from the Majority Stockholder by written consent dated November 24, 2020. As of such date, the Company had 31,066,839 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share. The written consent was executed by Mudrick Capital Management, L.P., as the holder of approximately 58.96% of the Common Stock of the Company. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the Employee Repricing and Officer Amendments by written consent, no further stockholder action is required, and the Company is not seeking consent, authorizations or proxies from you. The Officer Repricing and Officer Vesting Change for the outstanding Subject Options held by each Officer are subject to the consent of such Officer.
The DGCL does not provide appraisal rights with respect to the Employee Repricing and Officer Amendments.
Notice Pursuant to Delaware General Corporation Law
Pursuant to Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the required notice.

APPROVAL OF THE OPTION REPRICING PROGRAM
On November 23, 2020, the Board and the Compensation Committee approved, and recommended that the Majority Stockholder approve 1) the Employee Repricing; and 2) for the Officers, contingent upon each such Officer’s written consent with respect to his or her own outstanding Subject Options, (a) the Officer Repricing and (b) the Officer Vesting Change. On November 24, 2020, the Majority Stockholder took action by written consent to approve the Employee Repricing and Officer Amendments, under which all outstanding Subject Options held by Company Employees will be amended to reduce their exercise price, as described below, and to the extent such Officer consents, the exercise price of outstanding Subject Options held by the Officers will be reduced and the vesting schedule of such options will be delayed, as described below.
Introduction
Our employees, officers, directors, consultants and advisors and our affiliates are eligible to receive awards under our 2016 Plan. The purpose of the 2016 Plan is to enable the Company to attract, retain and reward its employees, officers, directors, consultants and advisors, and to encourage such persons to put forth maximum efforts for the growth and success of the Company by offering them an equity interest in the Company. On September 3, 2020, our Board adopted and our stockholders approved, effective as of the effective time of the Form 8-A (the “8-A Effective Time”), our Thryv Holdings, Inc. 2020 Incentive Award Plan (“2020 Plan”). Our 2020 Plan replaces our 2016 Plan, as our Board has determined not to make additional awards under our 2016 Plan following the effectiveness of our 2020 Plan. However, the terms of our 2016 Plan continue to govern outstanding equity awards granted thereunder, including the Subject Options.
The Company has granted stock options under the 2016 Plan consistent with the view that stock-based incentive compensation opportunities play a key role in the Company’s ability to recruit, motivate and retain qualified individuals. The Company believes that equity compensation is key to linking pay to performance as it encourages employees to work toward the Company’s success and aligns their interests with those of the Company’s stockholders by providing them with a means by which they can benefit from increasing the value of the Company’s stock.
Over the past year, the share price of the Common Stock has declined significantly, and as of November 23, 2020, all of the outstanding Subject Options had an exercise price at or above the recent closing prices of our Common Stock on the Nasdaq. As of such date, the closing price of our Common Stock was $9.97 per share, whereas the exercise price of the Subject Options was $16.20 per share. Although the Company continues to believe that stock options are an important component of the Company’s compensation program, the underwater stock options may be perceived by their holders as having little or no incentive and retention effect due to the difference between the exercise prices and the current stock price.
The Board and Compensation Committee believe that the Employee Repricing and Officer Amendments, as designed, are in the best interests of stockholders and the Company, as the repriced stock options will restore the incentive and retentive benefit of the affected stock options, and reduce the need to grant replacement equity incentives, which would deplete the available share reserve under the 2020 Plan, or to grant replacement cash incentives, which could put an undue strain on the Company’s cash resources.
Summary of the Material Terms of the Option Repricings
Pursuant to the approved Option Repricings, the exercise price of each outstanding Subject Option will be amended to reduce such exercise price from $16.20 per share to the greater of (a) $13.82 per share or (b) the Fair Market Value, as defined and determined in accordance with the 2016 Plan and as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, of a share of the Company’s Common Stock on the Effective Date but in no event greater than $16.20 per share.
The Officer Vesting Change will provide for a delayed vesting schedule for the outstanding Officer Stock Option Awards to occur (a) in equal annual installments over a three year period commencing on January 1, 2021 for the Officers (other than Mr. Walsh) and (b) in equal monthly installments over a three year period commencing on January 1, 2021 for Mr. Walsh (whose current options vest monthly).
The Employee Repricing and Officer Amendments will become effective on the trading day following the 20th calendar day after the commencement of the mailing to the Company’s stockholders of this Notice and Information Statement, subject to the consent of the Officers in the case of the Officer Amendments.

The Effective Date is currently expected to be on or about December [ ], 2020. Participation in the Employee Repricing is not voluntary or discretionary. Accordingly, the exercise price of each outstanding Subject Option held by a Company Employee will be automatically amended, without any action required by the holder thereof. Each Officer will be offered and provided the opportunity to consent to the Officer Amendments, and the Officer Repricing and the Officer Vesting Change for the outstanding Subject Options held by each Officer are subject to the written consent of such Officer.
As of November 23, 2020 an aggregate of 5,337,805 stock options with a weighted average exercise price of $9.48 per share were outstanding under the 2016 Plan and held by 137 employees and directors. Of these options, 2,398,997 (approximately 44.9%)—with an exercise price of $16.20 per share and held by 125 employees—are Subject Options and eligible for amendment pursuant to the Option Repricings. Under the Option Repricings, the exercise price of a Subject Option will in no event be increased above $16.20 per share. No additional stock options will be granted by the Company in connection with the Option Repricings.
Except for the reduction in the exercise price of the outstanding Subject Options and the Officer Vesting Change described above, all outstanding stock options under the 2016 Plan will continue to remain outstanding in accordance with all of the current terms and conditions set forth in the 2016 Plan and the applicable award agreements.
Accounting Treatment of the Option Repricings
Under Financial Accounting Standards Codification Topic 718, the Company will recognize any incremental compensation cost of the Subject Options subject to the Option Repricings. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Subject Options immediately following the Option Repricings over the fair value of the Subject Options immediately prior to the Option Repricings. The Company does not expect that the Option Repricings or Officer Amendments will have a material impact on its statement of operations.
Certain U.S. Federal Income Tax Consequences
The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of the Option Repricings, based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Information Statement. It is not intended as tax guidance to participants in the 2016 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the consequences under any other federal tax law (such as employment taxes), state income tax consequences of any award or the taxation of awards in jurisdictions outside of the United States. All of the outstanding Subject Options are nonqualified stock options.
For income tax purposes, the repricing of an option is treated as a new option granted as of the effective date of the repricing. The grant of a stock option generally has no income tax consequences for a participant or the Company. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option equal to the fair market value of the shares or cash payable minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option. However, the Code denies publicly held corporations a deduction for compensation that is in excess of $1,000,000 paid to the corporation’s chief executive officer, chief financial officer and certain other current and former executive officers in a year.
Any disposition of shares acquired under a nonqualified stock option will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.
Section 409A of the Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of U.S. federal income tax purposes along with an additional tax equal to 20% of the amount included in U.S. federal income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2016 Plan could be subject to Section 409A, the 2016 Plan and awards are intended to comply with the requirements of Section 409A, where applicable.

Outstanding Subject Options
The following table summarizes the outstanding stock options eligible for the Option Repricings (i.e., Subject Options) held by our current Named Executive Officers, all current executive officers as a group, all current non-employee directors as a group and all other employees, respectively.
Name and Position	Number of Shares of Common Stock Underlying Options Eligible for Option Repricings	Exercise Price of Options Eligible for the Option Repricings ($)
Joseph A. Walsh, President and Chief Executive Officer	1,111,111	$16.20
Paul D. Rouse, Chief Financial Officer, Executive Vice President and Treasurer	111,111	$16.20
Gordon Henry, Chief Strategy Officer and Executive Vice President	111,111	$16.20
James McCusker, Chief Revenue Officer and Executive Vice President	111,111	$16.20
John Wholey, Executive Vice President of Operations	111,111	$16.20
All current executive officers as a group	1,611,111	$16.20
All current directors who are not executive officers as a group	0	N/A
All employees, including all current officers who are not executive officers, as a group	787,886	$16.20
The Company will not grant any additional stock options or other awards in connection with the Option Repricings. Our Board adopted on September 3, 2020, and our stockholders approved, effective as of the effective time of the Form 8-A (the “8-A Effective Time”), our Thryv Holdings, Inc. 2020 Incentive Award Plan (“2020 Plan”). Our 2020 Plan replaces our 2016 Plan, as our Board has determined not to make additional awards under our 2016 Plan following the effectiveness of our 2020 Plan. However, the terms of our 2016 Plan continue to govern outstanding equity awards granted thereunder. Since no determinations regarding awards to be granted in the future under our 2020 Plan have yet been made, the benefits or amounts that will be allocated pursuant to any such future grants cannot be determined at this time.
Equity Compensation Plan Information
The table below summarizes information with respect to our 2016 Plan, which was the only compensation plan under which equity securities were authorized for issuance as of December 31, 2019. On September 3, 2020, our Board adopted and our stockholders approved our 2020 Plan, which replaces our 2016 Plan, as our Board determined not to make additional awards under our 2016 Plan following the effectiveness of our 2020 Plan. A total of 1,000,000 shares of our Common Stock are reserved for issuance pursuant to our 2020 Plan. In addition, the shares reserved for issuance under our 2020 Plan also include those shares reserved but unissued under our 2016 Plan as of the effective date of our 2020 Plan and any shares subject to awards under our 2016 Plan which are forfeited or lapse unexercised and which following the effective date of our 2020 Plan are not issued under our 2016 Plan.
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,875,831	$9.29	178,252
Equity compensation plans not approved by security holders	—	—	—
Total	5,875,831	$9.29	178,252

Interest of Certain Persons in Matters Acted Upon
The following table sets forth certain information as of November 23, 2020 about the outstanding options granted under the 2016 Plan held by each of our executive officers.
Other than as set forth in the table, none of our other officers or directors, nor any of their associates, has any interest in the actions approved by the Majority Stockholder and described in this Information Statement except in their capacity as holders of our Common Stock (which interest does not differ from that of the other holders of our Common Stock).
As of November 23, 2020, our current non-employee directors (7 persons) and executive officers (6 persons) as a group held unexercised stock options to purchase an aggregate of 3,888,026 shares of our Common Stock under the 2016 Plan, which represented approximately 72.8% of the shares subject to all outstanding options under the 2016 Plan.
Name	Title	Number of Options Outstanding	Percentage of Total Outstanding Options(1)	Number of Subject Options Outstanding	Percentage of Total Subject Options Outstanding(2)
Joseph A. Walsh	President and Chief Executive Officer	2,736,317	51.3%	1,111,111	46.3%
Paul D. Rouse	Chief Financial Officer, Executive Vice President and Treasurer	273,632	5.1%	111,111	4.6%
Gordon Henry	Chief Strategy Officer and Executive Vice President	273,632	5.1%	111,111	4.6%
James McCusker	Chief Revenue Officer and Executive Vice President	273,632	5.1%	111,111	4.6%
John Wholey	Executive Vice President of Operations	273,632	5.1%	111,111	4.6%
Lesley Bolger	VP Corporate Counsel – Legal & HR, Chief Compliance Officer & Secretary	57,181	1.1%	55,556	2.3%
(1)	Determined by dividing the number of stock options held by the individual or group, as applicable, by 5,337,805, which is the total number of outstanding stock options as of the date of the table.
(2)
Determined by dividing the number of stock options held by the individual or group, as applicable, that are eligible for the Option Repricings by 2,398,997, which is the total number of outstanding stock options that as of the date of the table are eligible for the Option Repricings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following table sets forth, as of November 23, 2020, certain information with respect to the beneficial ownership of our common stock for each of our executive officers, each of our directors, all of our directors and executive officers as a group and each person we know to be the beneficial owner of more than 5% of our Common Stock.
In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares of common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of November 23, 2020. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The percentage of beneficial ownership for the following table is based on total shares of common stock outstanding as of November 23, 2020.
The business address of each of the persons below is c/o Thryv Holdings, Inc., 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas, 75261, unless otherwise indicated.

The following presentation of shares reflects the 1-for-1.8 reverse stock split effected by the Company on August 26, 2020 (the “Reverse Stock Split”).
Name and address of Beneficial Owner	Number of Shares	Shares that may be Acquired within 60 Days	Total	Percentage of Shares
5% Stockholders:
Affiliates of Mudrick(1)	18,318,049	20,242	18,338,291	58.99%
Affiliates of GoldenTree(2)	4,691,946	—	4,691,946	15.10%
Affiliates of Paulson(3)	3,216,437	—	3,216,437	10.35%
Yosemite Sellers Representative LLC (“Yosemite”)(4)	1,804,715	—	1,804,716	5.81%
Named Executive Officers and Directors:
Joseph A. Walsh(5)	—	1,995,576	1,995,576	6.04%
Paul D. Rouse(6)	—	199,558	199,558	*
Gordon Henry(7)	—	199,558	199,558	*
James McCusker(8)	—	199,558	199,558	*
John Wholey(9)	—	199,558	199,558	*
Jason Mudrick(10)	18,318,049	20,242	18,338,291	58.99%
Amer Akhtar	—	—	—	—
Bonnie Kintzer	—	—	—	—
Ryan O’Hara	—	—	—	—
John Slater	—	—	—	—
Lauren Vaccarello	—	—	—	—
Heather Zynczak	—	—	—	—
Directors and Executive Officers as a Group (13 persons)	18,318,149	2,834,193	21,152,342	62.39%
*	Represents beneficial ownership of less than 1% of total shares of common stock outstanding.
(1)
Consists of 1,667,990 shares of common stock and 2,195 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by Blackwell Partners LLC Series A, 2,198,990 shares of common stock and 2,504 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by Boston Patriot Batterymarch St. LLC, 1,033,318 shares of common stock held of record by Mercer QIF Fund PLC, 1,931,050 shares of common stock held of record by Mudrick Distressed Opportunity Drawdown Fund II, L.P., 1,923,401 shares of common stock and 1,150 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by Mudrick Distressed Opportunity Drawdown Fund, L.P., 4,265,574 shares of common stock and 8,836 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by Mudrick Distressed Opportunity Fund Global, L.P., 450,750 shares of common stock and 762 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by Mudrick Distressed Opportunity Specialty Fund, L.P., 416,259 shares of common stock and 4,795 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020 held of record by P. Mudrick LTD, 616,259 shares of common stock held of record by Trustees of Grinnell College, 136,269 shares of common stock held of record by Verto Direct Opportunity GP, LLC, 3,678,189 shares of common stock held of record by Verto Direct Opportunity II, L.P. Jason Mudrick is the founder, general partner and Chief Investment Officer of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock. Each of the aforementioned entities and individuals disclaims beneficial ownership of the shares of the common stock held of record by any other entity or individual explicitly named in this footnote except to the extent of such entity or individual’s pecuniary interest therein, if any. The address of each of the entities and individuals explicitly named in this footnote is c/o Mudrick Capital Management, L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022.

(2)
Based on the Form 4 dated October 6, 2020, GoldenTree Asset Management LP (“GTAM LP”) and GoldenTree Asset Management LLC (“GTAM LLC”) sold 110,000 shares on October 2, 2020, 5,005 shares on October 5, 2020 and currently hold 4,691,946 shares of the Company. The shares are beneficially owned by certain funds and accounts (the “GTAM Funds”) that are managed by GTAM LP. GTAM LLC is the General Partner of GTAM LP. Steven A. Tananbaum is the Sole Managing Member of GTAM LLC. GTAM LP has discretionary authority to trade the shares and make voting and investment decisions relating to such shares via an investment management agreement with the relevant GTAM Funds. GTAM LP is not the beneficial owner of the shares. The business address for each of the funds explicitly named in this footnote is 300 Park Avenue, 21st Floor, New York, NY 10022.

(3)
Consists of 2,944,078 shares of common stock held of record by Paulson Credit Opportunities Master LTD and 272,359 shares of common stock held of record by Paulson Credit Opportunities Master II LTD. Paulson, an investment advisor that is registered under the Investment Advisers Act of 1940, furnishes investment advice to and manages the listed investment companies or funds. In its role as investment advisor, or manager, Paulson possesses voting and investment power over the securities that are owned by the listed investment companies and funds. John Paulson is the controlling person of Paulson. Each of Paulson and John Paulson may be deemed to indirectly beneficially own the securities directly owned by the listed investment companies and funds. The address of each of the entities and individuals explicitly named in this footnote is c/o Paulson & Co. Inc., 1133 Avenue of the Americas, New York, NY 10036. Share ownership is based on information available as of the date of the Company’s final prospectus dated September 23, 2020, filed with the SEC on October 1, 2020 in connection with our direct listing (the “Prospectus”) as well as a Form 3 dated September 25, 2020.
(4)
Mr. Stephen A. Feinberg indirectly controls Yosemite. Mr. Feinberg disclaims any beneficial ownership of the shares held by Yosemite, except to the extent of his pecuniary interest therein. Pursuant to a Pledge Agreement, dated as of June 30, 2017 (the “Indemnification Agreement”), Yosemite has granted a pledge over the shares to secure payment of certain taxes relating to UTPs for which Yosemite has indemnified the Company pursuant to the Indemnification Agreement. If Yosemite is required to pay the Company any amounts pursuant to the Indemnification Agreement, Yosemite may elect to pay such amounts in cash and/or shares. The address of the entity explicitly named in this footnote is c/o Cerberus Capital Management L.P, ATTN: Office of the General Counsel, 875 Third Ave., 11th Floor, New York, NY 10022. Share ownership is based on information available as of the date of the Prospectus

(5)	Consists of 1,995,576 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020.
(6)	Consists of 199,558 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020.
(7)	Consists of 199,558 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020.
(8)	Consists of 199,558 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020.
(9)	Consists of 199,558 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020.
(10)
Consists of 20,242 shares issuable pursuant to options that are exercisable within 60 days of November 23, 2020, and 18,318,049 shares held of record by the affiliates of Mudrick Capital. Mr. Mudrick through Mudrick Capital, is responsible for the voting and investment decisions relating to such shares of common stock held by the affiliates of Mudrick Capital. The total shares represented for Mr. Mudrick includes 18,318,049 shares of common stock held by the affiliates of Mudrick Capital.

EXECUTIVE COMPENSATION
All of the information contained in the sections below generally relates to 2019 compensation and was included in the Company’s final prospectus dated September 23, 2020, filed with the SEC on October 1, 2020 in connection with our direct listing (the “Prospectus”).
Compensation Discussion and Analysis
In general, this section focuses on, and provides a description of, our executive compensation process and a detailed discussion of each of the key elements of our compensation program for fiscal year 2019 as they apply to the individuals named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”). The NEOs for fiscal year 2019 are:
•	Joseph A. Walsh, who serves as President and Chief Executive Officer;
•	Paul D. Rouse, who serves as Chief Financial Officer, Executive Vice President and Treasurer;
•	Gordon Henry, who serves as Chief Strategy Officer and Executive Vice President;
•	James McCusker, who serves as Chief Revenue Officer and Executive Vice President; and
•	John Wholey, who serves as Executive Vice President of Operations.
The following is a discussion of our current compensation philosophy and programs applicable to our executive officers in fiscal year 2019. The presentation of equity awards herein has been adjusted retroactively to reflect the Reverse Stock Split.
Compensation Philosophy and Compensation Program Objectives
Our goal for our executive compensation program is to attract, motivate, and retain a talented, entrepreneurial, and creative team of executives who will provide leadership for our success in dynamic and competitive markets. Our compensation philosophy is to provide a balanced compensation program that rewards employees for the achievement of our financial, operational and strategic goals. We believe that the most effective program will provide a competitive base salary with annual short-term and long-term incentives based on company and individual performance.
For fiscal year 2019, our executive compensation programs focused on both top-line and bottom-line performance, all while working on transforming our business and positioning the Company to be the leading provider of marketing solutions and cloud-based tools for SMBs.
Following March 13, 2019, our Compensation Committee approved our fiscal year 2019 compensation design and target compensation opportunities, comprising a mix of fixed and variable compensation, including a short-term incentive plan with an overachievement plan and long-term incentives that created a balance between short-term and long-term focus. Our annual incentive design included metrics tied to our financial growth plan. Long-term incentives awarded for fiscal year 2019 included stock option awards that vest over a three-year period with vesting beginning January 1, 2020. These programs are described in more detail below.
Within the context of the overall objectives of our compensation programs, we typically determine the specific amounts of compensation to be paid to each of our NEOs based on a number of factors:
•	the performance of our NEOs in prior years;
•	the roles and responsibilities of our NEOs;
•	the individual experience and skills of our NEOs;
•	for each named executive officer, other than our Chief Executive Officer, the evaluations and recommendations of our Chief Executive Officer; and
•	the amounts of compensation being paid to our other NEOs.
In addition, we rely on our understanding of the amount of compensation paid by our principal competitors and similarly situated companies to their executives with comparable roles and responsibilities as a market check for our compensation decisions.

What We Pay and Why: Elements of Compensation
Our executive compensation program is designed to be competitive with companies both within and outside our industry so that we can attract and retain talented management employees. We design our compensation plans to be transparent to our executive officers and to stockholders, and to evidence and support positive governance principles. However, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives. Accordingly, whether or not specifically mentioned below, we believe that each element of our executive compensation program serves each of our objectives to a greater or lesser extent.
The following table sets forth the primary elements of our executive compensation program for fiscal year 2019, including a description of how each element fits into the overall compensation of our NEOs. These compensation elements are described in more detail under “—Components of Our NEO Compensation Program”:
	What it Does—How it Works		2019 Plan Metrics— Weighting
Base Salary	•	Basic element of competitive pay.	Not applicable.

	•	Influences annual incentive value (base salary × target annual incentive %).

Short-Term Incentive Plan: Cash	•	Performance-based compensation element with a variable payout potential based on corporate and individual performance.	•	Adjusted EBITDA—50%
			•	Adjusted Free Cash Flow—25%
			•	Individual Performance—25%

	•	Intended to motivate and reward executive officers for the achievement of annual (short-term) business objectives.

Over Performance Plan: Cash	•	Incremental incentive plan designed as an overachievement program to our Short-Term Incentive Plan.	•	Adjusted EBITDA—50%
			•	Adjusted Free Cash Flow—50%

	•	Performance-based compensation element with variable payout potential based on company financial performance.

	•	Intended to motivate and reward executive officers for the overachievement of annual business objectives.

2016 Stock Incentive Plan: Non-Qualified Stock Options	•	Options to acquire shares of stock that vest over a 3-year period beginning on January 1, 2020 for options granted in 2019.	Not applicable.

	•	Designed to retain executives and align their interests with those of the Company’s stockholders.

Executive Physical	•	Executive officers receive annual reimbursement for a comprehensive medical examination up to $1,800 for EVP and the actual cost of the executive physical for the CEO.	Not applicable.

	What it Does—How it Works		2019 Plan Metrics— Weighting
Retirement Benefits	•	A 401(k) retirement savings plan enables all employees, including executive officers, to contribute a portion of their compensation with a company matching contribution.	Not applicable.

Employment and Severance Benefits	•	CEO Employment Agreement provides for salary, incentive opportunities and severance benefits.	Not applicable.

•
Thryv, Inc. Severance Plan—Executive Vice Presidents and Above (“EVP Severance Plan”) provides for severance benefits equal to a multiple of salary and target short-term incentive award in the event of certain qualifying terminations of employment.

Relocation Lump Sum	•	EVP NEOs who commute from another state to Texas are eligible for an annual lump sum payment each December for the upcoming year in lieu of all relocation benefits.	Not applicable.

Stipend Allowance	•	A stipend allowance to cover cell phone expenses is paid out each payroll at $25 per pay period.	Not applicable.
Executive Compensation Process—Compensation Committee
Our Compensation Committee is responsible for reviewing and making individual compensation determinations including, but not limited to, salary, annual cash incentives, long-term incentive awards of cash or stock and any other awards made to our CEO and senior management (which includes all executive officers as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934). Our Compensation Committee annually reviews and approves the corporate goals, objectives, and other key measures relevant to compensation of our executive officers. All key decisions are presented to the Compensation Committee of the Board for review and, in the case of the CEO, for ratification.
Our Compensation Committee reviews and approves our incentive compensation and equity-based compensation plans, including the performance measures to be applied in determining incentive awards. Our Compensation Committee oversees the administration of the incentive compensation and equity-based compensation plans to ensure consistency with our Compensation Committee’s compensation policies, objectives, and programs with respect to plan participation, including, but not limited to, approving general size of overall awards, designating eligible participants, approving awards, appointing and reviewing the performance of plan administrators, and imposing any limitations, restrictions and conditions upon awards. Our Compensation Committee also reviews performance-based awards, such as those payable under our short-term and over performance plan and long-term incentive plans, prior to any payout to ensure that performance under the plan is sufficient to merit an award, and payments are made in accordance with the plan terms.
Our Compensation Committee works with management to make pay determinations and to ensure that our programs are competitive and meet our compensation objectives.
Our Compensation Committee is authorized to retain, in its discretion, the services of one or more executive compensation advisors to assist with the establishment and review of our compensation programs and related policies. Historically, our Compensation Committee has not engaged the services of an executive compensation advisor in reviewing and establishing our compensation programs and related policies. Our Compensation Committee has not previously considered formal compensation market data or formally benchmarked total executive compensation or individual compensation elements against a peer group. Instead, we based compensation levels on the collective experience of the members of our Board, Compensation Committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.
Components of Our NEO Compensation Program
We believe that a substantial portion of our executive compensation should be based on Company performance. We also believe it is essential for our executives to have a meaningful equity stake linked to our long-term performance; therefore, we created compensation packages that aimed to foster this culture. As such, other than base salary, compensation of our NEOs has largely been comprised of short-term incentive pay linked to our financial performance and individual contributions and long-term equity incentive compensation. Other factors we have historically considered in evaluating executive compensation included internal pay equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program.
Base Salary
Base salary has represented the fixed component of our executive officers’ compensation. As mentioned above, our Compensation Committee is responsible for reviewing and making individual executive officers’ compensation determinations. In consultation with our management, our Compensation Committee evaluates the performance of executive officers in light of agreed upon measures and determines and approves, or recommends to our Board for approval, executive officers’ compensation, including annual base salary levels, but does not automatically increase these levels each year. We believe that base salary increases at the executive officer level are generally warranted when (i) the employee has had a significant increase in job responsibilities, (ii) the employee’s base salary is not viewed as externally competitive or internally equitable or (iii) individual performance and career growth support an increase to base salary.
In March 2019, our Compensation Committee reviewed base salaries for our NEOs and approved a 3% merit increase for our current executive committee members, effective March 31, 2019. Such increases in the annual rate of base salary for each of our NEOs were as follows:
Named Executive Officers	Base Salary Prior to March 31, 2019	Base Salary Following March 31, 2019
Joseph A. Walsh	$1,000,000	$1,030,000
Paul D. Rouse	$491,727	$506,479
Gordon Henry	$393,382	$405,183
James McCusker	$393,382	$405,183
John Wholey	$371,527	$382,673
Short-Term Incentive Plan—Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Short-Term Incentive Plan (our “STI”), which covers fiscal year 2019. Payouts under our STI are determined annually by our Compensation Committee based on each NEO’s target incentive and performance against pre-determined performance measures.
Our Compensation Committee follows the same benchmarking and decision-making process with respect to STI awards as it does with base salary; reviewing publicly available market data to assess the competitiveness of our executives’ compensation components, as our Compensation Committee deems appropriate. Our Compensation Committee may reassess our target annual incentive for each NEO from time to time.
Our Compensation Committee approved the target annual incentive, performance levels and payout parameters for the STI for fiscal year 2019 in March 2019. The target annual incentive is a percentage of each individual’s base salary and is determined based on each individual’s job during fiscal year 2019, which may result in a target that has been prorated to capture the relevant base salary earnings in each job, the target percentage of each job and the amount of time spent in each job. The eligible employee’s annual eligible base salary on

December 31, 2019 will be used when proration is not required. In fiscal year 2019, the STI target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (STI)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Short-Term Incentive Plan Metrics and Performance for Fiscal Year 2019
There were three performance metrics in our STI for fiscal year 2019. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
Adjusted EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted EBITDA is adjusted for certain investments in growth opportunities.

2.
Adjusted Free Cash Flow (“Adjusted FCF”) (25%). This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. Free Cash Flow has been adjusted to reflect the public budget release of February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.

3.
Individual Performance (25%). This performance metric supports our goal of pay for performance. It is determined based on individual performance assessment by our CEO. In fiscal year 2019, the Company established a minimum EBITDA threshold of $470 million for this performance metric. This means that if EBITDA for fiscal year 2019 was below $470 million, no incentive award would be earned for the Individual Performance metric (i.e. 25% of the STI payout opportunity would not be funded).

The below table reflects in detail the respective payouts per performance level for the EBITDA and Adjusted FCF performance (collectively, the “Company Performance”) metrics under our STI for fiscal year 2019.
EBITDA (in millions)	% of EBITDA Component Payout		Adjusted FCF (in millions)	% of Adjusted FCF Component Payout
$ 491.00	25%	Threshold	$211.00	25%
$ 492.00	33%		$212.00	33%
$ 493.00	42%		$213.00	42%
$ 494.00	50%		$214.00	50%
$ 495.00	58%		$215.00	58%
$ 496.00	67%		$216.00	67%
$ 497.00	75%		$217.00	75%
$ 498.00	83%		$218.00	83%
$ 499.00	92%		$219.00	92%
$ 500.00	100%	Target	$220.00	100%
$ 501.50	104%		$221.00	104%
$ 503.00	108%		$222.00	108%
$ 504.50	113%		$223.00	113%
$ 506.00	117%		$224.00	117%
$ 507.50	121%		$225.00	121%
$ 509.00	125%	Maximum	$226.00	125%

On March 3, 2020, our Compensation Committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2019. The Compensation Committee determined that for fiscal year 2019, EBITDA achieved 100.4% and Adjusted FCF achieved 125.0% resulting in an overall achievement of 106.5% for the Company Performance component (accounting for 75% of the total award) and that the Individual Performance component (accounting for 25% of the total award) for all NEOs was at target (100%). The resulting incentive payments for 2019 STI to NEOs are detailed in the table below:
Named Executive Officers	2019 STI Paid on April 1, 2020
Joseph A. Walsh	$1,080,213
Paul D. Rouse	$371,819
Gordon Henry	$297,455
James McCusker	$297,455
John Wholey	$280,930
In May 2020, our Compensation Committee reviewed and approved the target annual incentive, performance levels and payout parameters under our STI for performance in fiscal year 2020. A form of the STI is filed as an exhibit to our Registration Statement on Form S-1, filed with the SEC on September 1, 2020 (“Form S-1”).
Over Performance Plan—Cash Incentive
We provide our NEOs with the opportunity to earn annual, performance-based cash compensation under our Over Performance Plan (our “OPP”), which covers fiscal year 2019. Payouts under our OPP are determined annually by our Compensation Committee based on each NEO’s overachievement of target incentive and performance against pre-determined Company financial performance measures. Our Compensation Committee may reassess our target annual incentive for each NEO from time to time.
Our Compensation Committee approved the target annual incentives, performance levels and payout parameters for our OPP for fiscal year 2019 in March 2019. The OPP target annual incentive is expressed as a percentage of each individual’s base salary and is determined based on each individual’s job during fiscal year 2019, which may result in a target that has been prorated to capture the relevant base salary earnings in each job, the target percentage of each job and the amount of time spent in each job. The eligible employee’s annual eligible base salary on December 31, 2019 will be used when proration is not required.
In fiscal year 2019, the OPP target annual incentives for each of our NEOs, expressed as a percentage of each NEO’s base salary, were as follows:
Named Executive Officers	Target Annual Incentive (OPP)
Joseph A. Walsh	100%
Paul D. Rouse	70%
Gordon Henry	70%
James McCusker	70%
John Wholey	70%
Over Performance Plan Metrics and Performance for Fiscal Year 2019
There were two performance metrics in our OPP for fiscal year 2019. Below is a description of those metrics and our threshold, target and maximum performance levels and respective payouts under the plan.
1.
Adjusted EBITDA (50%). This performance metric supports our focus on improving revenue trends and reflects the public budget released on February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted EBITDA is adjusted for certain investments in growth opportunities.

2.	Adjusted FCF (50%). This performance metric supports our goal of generating cash to build the business, while continuing to meet our debt requirements. Free Cash Flow has been adjusted to reflect the public budget release of February 26, 2019, which represents the budget guiding principles and financial projections of the Company for fiscal year 2019. Adjusted FCF does not include certain tax liabilities, settlement of liability stock option awards and certain investments in growth opportunities, including merger and acquisitions and relisting activities.
The below table reflects in detail the respective payouts per performance level for each performance metric under our OPP for fiscal year 2019.
EBITDA (in millions)	% of EBITDA Component Payout		Adjusted FCF (in millions)	% of Adjusted FCF Component Payout
$ 509.00		Threshold	$226.00
$ 511.00	10%		$228.00	10%
$ 513.00	20%		$230.00	20%
$ 515.00	30%		$232.00	30%
$ 517.00	40%		$234.00	40%
$ 519.00	50%		$236.00	50%
$ 521.00	60%		$238.00	60%
$ 523.00	70%		$240.00	70%
$ 525.00	80%		$242.00	80%
$ 527.00	90%		$244.00	90%
$ 529.00	100%		$246.00	100%
$ 531.00	110%		$248.00	110%
$ 533.00	120%		$250.00	120%
$ 535.00	130%		$252.00	130%
$ 537.00	140%		$254.00	140%
$ 539.00+	150%+	No Cap	$256.00+	150%+
On March 3, 2020, our Compensation Committee reviewed the Company’s performance against the pre-established metrics for fiscal year 2019. The Compensation Committee determined that for fiscal year 2019, EBITDA achieved 0.0% and Adjusted FCF achieved 113.0% resulting in an overall achievement of 56.5% for the Company Performance component. There is not an Individual Performance component for the OPP. The resulting incentive payments for 2019 OPP to NEOs are detailed in the table below:
Named Executive Officers	2019 OPP Paid on April 1, 2020
Joseph A. Walsh	$581,950
Paul D. Rouse	$200,312
Gordon Henry	$160,250
James McCusker	$160,250
John Wholey	$151,347
In May 2020, our Compensation Committee reviewed and approved the target annual incentive, performance levels and payout parameters under our OPP for performance in fiscal year 2020. A form of the OPP is filed as an exhibit to our Form S-1.
2016 Stock Incentive Plan
We provide our executive officers with the opportunity to earn long-term equity incentive compensation under our 2016 Plan. The purpose of these long-term awards is to reward executive officers for performance over a longer time period and to provide incentives for them to achieve our long-term financial and operational goals. Our 2016 Plan is intended to advance the best interests of us, our affiliates and our stockholders by providing those persons who have substantial responsibility for the management and growth of us and our affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue their employment with the Company. The 2016 Plan is administered by the Compensation Committee with oversight from the Board of Directors. A copy of the 2016 Plan is filed as an exhibit to our Form S-1.

Non-Qualified Stock Option Awards in Fiscal Year 2019
The following NEOs were awarded non-qualified stock options under our 2016 Plan in fiscal year 2019, in the following amounts on the terms and conditions set forth in their respective stock option award agreements:
Named Executive Officers	Stock Options(1)	Stock Options Grant Date Value ($)(2)
Joseph A. Walsh	1,111,111	10,793,400
Paul D. Rouse	111,111	1,079,340
Gordon Henry	111,111	1,079,340
James McCusker	111,111	1,079,340
John Wholey	111,111	1,079,340
(1)
On November 18, 2019, Mr. Walsh received an award of stock options to acquire 1,111,111 shares of the Company’s common stock at an exercise price of $16.20, with vesting occurring in equal monthly installments over a three-year period beginning January 1, 2020. On November 18, 2019, Messrs. Rouse, Henry, McCusker and Wholey each received an award of stock options to acquire 111,111 shares of the Company’s common stock at an exercise price of $16.20, with one-third vesting each January 1, 2021, 2022 and 2023. The foregoing presentation of stock options and exercise prices has been adjusted retroactively to reflect the Reverse Stock Split.

(2)	The fair market value of the November 18, 2019 grants, based on the Black-Scholes valuation model, is $9.71406.
Retirement Savings Benefits
We offer a 401(k) retirement savings plan to all employees, including all NEOs, to enable them to contribute a portion of their base salary and earned STI award. We provide an employer contribution match up to statutory limits.
Other Employee Benefits
Benefits are part of the overall competitive compensation program designed to attract and retain employees, including NEOs. NEOs participate in the same benefit programs as the general employee population, with the additional benefit made to them for annual executive physical examinations. Our NEOs have the option of submitting reimbursements for the annual physical examination benefit, which provides eligible executives with a comprehensive medical examination once per year. Our Compensation Committee will continue to periodically review and evaluate personal benefits provided to the NEOs.
Severance
We do not have employment agreements with any NEOs except for Mr. Walsh. Other NEOs are eligible to receive executive severance benefits pursuant to, and are subject to certain restrictive covenants under, our EVP Severance Plan. Our EVP Severance Plan provides benefits to certain of our executives serving in the position of Executive Vice President or a more senior position in the event of termination of their employment under the circumstances described in our EVP Severance Plan. The EVP Severance Plan was designed primarily to encourage executives to remain employed with the Company by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. See “—Broad-Based Benefits Programs and Perquisites” and “—NEO Employment Agreements and Arrangements — EVP Severance Plan” below for additional information on these executive severance benefits.
Broad-Based Benefits Programs and Perquisites
All full-time employees, including our NEOs, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance. In fiscal year 2019, our NEOs also received certain perquisites and personal benefits set forth in the “Summary Compensation Table” below. We provide these benefits to retain and attract talented executives with the skills and experience to further our long-term strategic plan.
NEO Employment Agreements and Arrangements
From time to time, we entered into employment agreements and arrangements in order to attract and retain key executives. Mr. Walsh is the only NEO party to an employment agreement with us.

Joseph A. Walsh Employment Agreement
In connection with Mr. Walsh’s appointment as our President and Chief Executive Officer, Mr. Walsh and the Company entered into an Amended and Restated Employment Agreement, dated as of September 26, 2016 (the “Walsh Employment Agreement”). The Walsh Employment Agreement provides for an initial term until December 31, 2019, during which Mr. Walsh is entitled to a base salary at a fixed annual rate and an annual award of one hundred percent of his base salary subject to annual performance objectives. The terms of employment shall be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party gives notice of intention to not renew the employment term. The agreement also provides for a notice and 30-day cure period prior to termination with cause, though the Company may terminate without cause immediately upon written notice. Mr. Walsh is entitled to a grant of options under the Company’s stock option plan and a stipend each month to maintain a remote office.
Under the Walsh Employment Agreement, Mr. Walsh’s employment continues until the earlier of his resignation (with or without good reason), death or disability or termination by the Company (with or without cause). If the Company terminates Mr. Walsh’s employment with cause, Mr. Walsh resigns without good reason, or Mr. Walsh’s employment terminates because he does not renew his employment term, Mr. Walsh is entitled to receive the following: (i) any unpaid base salary through the date of termination, (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, (iii) any accrued but unused vacation time in accordance with our policy, (iv) except in the case of termination for cause, any accrued but unpaid bonus for the most recently completed year (or most recently completed period in the case of bonus plans covering periods shorter than a year) under our short term cash incentive plans and (v) all other payments, benefits or fringe benefits that Mr. Walsh is entitled to receive under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan, program, grant or the Walsh Employment Agreement (collectively, (i) through (v) the “accrued benefits”).
If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, Mr. Walsh’s employment terminates due to his death or disability, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, conditioned on Mr. Walsh signing a release of claims in favor of the Company (except with respect to the accrued benefits), the Company will pay Mr. Walsh (or his estate, as applicable), (i) any accrued benefits, (ii) a pro-rated bonus for the year (or period in the case of bonus plans covering periods shorter than a year) in which Mr. Walsh’s employment terminates, such bonus to be determined based on actual performance and consistent with senior executives who remain employed with the Company, and then prorated based on the number of calendar days of such year (or period) elapsed through the date of Mr. Walsh’s employment is terminated, payable at the same time as bonuses are paid to other senior executives for the year (or period) and (iii) a cash severance amount equal to one times the sum of (i) his base salary and (ii) target bonus, which amount shall be paid in a lump sum promptly after termination. If the Company terminates Mr. Walsh’s employment other than for cause, Mr. Walsh resigns for good reason, or Mr. Walsh’s employment terminates because the Company does not renew Mr. Walsh’s employment term, in each case within 6 months prior to or 12 months following a change in control, (1) his cash severance amount will be increased to two times the sum of (i) his base salary, and (ii) his target bonus, which amount shall be paid in a lump sum promptly after termination, and (2) the initial options granted to him on September 26, 2016 would immediately vest. In addition, the terms of Mr. Walsh’s outstanding option award agreements, also provide for immediately vesting of his options upon a termination of his employment by the Company without cause or a resignation by Mr. Walsh without good reason, in either case, within 6 months prior to or 12 months following a change in control.
The Walsh Employment Agreement defines “cause” as Mr. Walsh’s (i) willful misconduct with regard to the Company or his performance of his duties for the Company; (ii) embezzlement or misappropriation of assets of the Company (not including a good faith dispute over expense reimbursements) or fraud against the Company; (iii) conviction of, or guilty plea or plea of nolo contendere with respect to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (iv) material breach of the Walsh Employment Agreement or any applicable restrictive covenants; (v) willful refusal to attempt in good faith to perform his duties; (vi) willful and material violation of the Company’s generally applicable policies, including but not limited to any employment handbook and ethics code, if such violation can reasonably be expected to have a material adverse effect on the Company’s business or reputation; or (vii) willful and repeated failure to attempt to follow in good faith the lawful directives of the Board. With respect to any termination by reason of any of (iv) through (vii), prior to termination, Mr. Walsh will be given written notice detailing the specific cause event, and he will be entitled to a 30-day cure period following receipt of such notice, following which, if the cause event in question is not cured, he will be terminated for cause (subject to certain specified limitations on the opportunities to cure any cause event that is substantially the same as a previous occurrence).
The Walsh Employment Agreement defines “good reason” as the occurrence of any of the following events, without Mr. Walsh’s express written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by Mr. Walsh to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in Mr. Walsh’s duties, authorities or responsibilities or reporting lines as set forth in the Walsh Employment Agreement (other than temporarily while physically or mentally incapacitated or as required by applicable law), provided, however, that implementation by the Board of its authority on hiring and firing as specified in the Employment Agreement will not be a violation of this clause (i); (ii) material diminution in base salary or target awards; or (iii) the Company’s material breach of its obligations to Mr. Walsh under the Walsh Employment Agreement. Mr. Walsh is required to provide the Company with a written notice detailing the specific circumstances alleged to constitute “good reason” within 90 days after the first occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above.
Mr. Walsh has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Walsh while he is employed by us that relates to our business shall belong exclusively to us. During the term of Mr. Walsh’s employment with us and during the six-month period immediately thereafter, Mr. Walsh has agreed not to directly or indirectly, own manage, operate, control, be employed by or render services to any person, firm, corporation or other entity that is engaged in competition with us. Mr. Walsh has also agreed that during the term of his employment with us and during the one-year period immediately thereafter, Mr. Walsh will not solicit or hire any of our employees or interfere with the relationship between us and any of its vendors, joint ventures or licensors.
EVP Severance Plan
Each of Messrs. Rouse, Henry, McCusker and Wholey participate in the EVP Severance Plan. The EVP Severance Plan includes salary continuation severance and target STI award severance for qualifying separations and enhanced salary continuation severance and target STI award severance in the event of a change in control. For additional information about the potential payments and benefits that each of Messrs. Rouse, Henry, McCusker and Wholey would be entitled to receive pursuant to the EVP Severance Plan upon a qualifying separation or change in control, see “Compensation Tables — Potential Payments Upon Termination or Change of Control — Fiscal Year 2019.”
Mr. Walsh does not participate in, and is not entitled to receive any payments or other benefits under, the EVP Severance Plan. Under the Walsh Employment Agreement, Mr. Walsh is entitled to receive payments upon the termination of his employment under certain circumstances. These payments are described under “—Compensation Tables — Potential Payments Upon Termination or Change in Control — Fiscal Year 2019.”
Applicable Non-Competition and Non-Solicitation Covenants
Each NEO is bound by a non-competition agreement during his or her respective period of employment and would be bound to such agreement for a period of twelve months following his or her termination of employment by us without causes or by the individual for good reason. As a part of the non-competition agreement, each of the NEOs would also be subject to employee non-solicitation/no-hire covenants for twelve months following termination of his or her employment for any reason.
Compensation Tables
The section below contains information, both narrative and tabular, regarding the types of compensation paid to our (i) principal executive officer, (ii) principal financial officer and (iii) other three most highly compensated executive officers as of the end of fiscal year 2019. The Summary Compensation Table contains an overview of the amounts paid to our NEOs for fiscal year 2019. The tables for fiscal year 2019 following the Summary Compensation Table—the Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested—contain details of our NEOs’ recent non-equity incentive and equity grants, past equity awards, general equity holdings, and option exercises. Finally, we have included a table showing potential severance payments to our NEOs pursuant to applicable employment agreements and equity incentive plans, assuming, for these purposes, that the relevant triggering event occurred on December 31, 2019. The Company is also party to the Walsh Employment Agreement and maintains an EVP Severance Plan (under which Messrs. Rouse, Henry, McCusker, and Wholey are eligible to participate); a description of the material terms of such arrangements is provided above under the heading “Compensation Discussion and Analysis—NEO Employment Agreements and Arrangements.”
Summary Compensation Table
The following table sets forth the compensation paid to or earned during fiscal year 2019, as applicable, by our NEOs:
Name and Principal Position	Fiscal Year	Salary ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	Option Awards ($)(c)	All Other Compensation ($)(d)	Total ($)
Joseph A. Walsh President & CEO	2019	1,021,923	1,662,163	10,793,400	16,869,514	30,347,000
Paul D. Rouse Chief Financial Officer, EVP & Treasurer	2019	502,507	572,131	1,079,340	1,814,368	3,968,346
Gordon Henry Chief Strategy Officer & EVP	2019	402,006	457,705	1,079,340	1,696,790	3,635,841
James McCusker Chief Revenue Officer & EVP	2019	402,006	457,705	1,079,340	1,696,790	3,635,841
John Wholey EVP of Operations	2019	379,672	432,277	1,079,340	1,696,790	3,588,079
(a)
Amounts reported in this column represent the actual salary earned by each of our NEOs during 2019, taking into account the increase in annual base salary rates for the NEOs, which was effective March 31, 2019.

(b)	Amounts reported in this column represent the cash incentive awards paid under our STI and OPP for 2019 performance, which were approved on March 3, 2020 and paid on April 1, 2020.
(c)
Amounts reported in this column reflect the grant date value of awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) without regard to estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value are set forth in Note 4, Fair value measurements to our consolidated financial statements included in the Prospectus.

(d)	All Other Compensation for fiscal year 2019 consisted of the following (all amounts in dollars):
Name	401(k) Matching Contributions ($)(1)	Relocation Expenses (and Gross Up) ($)(2)	Allowance ($)(3)	Stock Option Tender Offer - Cash Payment ($)(4)	Total
Joseph A. Walsh	13,440	—	30,825	16,825,249	16,869,514
Paul D. Rouse	13,440	117,578	825	1,682,525	1,814,368
Gordon Henry	13,440	—	825	1,682,525	1,696,790
James McCusker	13,440	—	825	1,682,525	1,696,790
John Wholey	13,440	—	825	1,682,525	1,696,790
(1)	Amounts reported in this column represent the matching contribution made by the Company under the Company’s tax-qualified 401(k) retirement plan.
(2)
Amount reported in this column reflects an annual lump sum allowance of $60,000 and a related tax gross-up payment of $57,578 made to Mr. Rouse in lieu of all relocation benefits for the upcoming fiscal year 2020 for expenses associated with his commute from New York to Texas.

(3)
Amounts reported in this column reflect a stipend to cover cell phone expenses of the NEOs. In addition to the cell phone stipend, Mr. Walsh receives an additional expense allowance of $30,000 for maintenance of a remote office and miscellaneous expenses incurred.

(4)
Represents a one-time cash payment that occurred as a result of a tender offer (the “Tender Offer”) made by the Company to all stockholders and option holders. Vested options were repurchased by the Company at $18.27 per option less the exercise price of $3.67 for a cash payment made on May 1, 2019. The Company purchased 62.239% of the NEOs’ vested options which equated to 1,152,572 options from Mr. Walsh and 115,257 options each from Messrs. Rouse, Henry, McCusker and Wholey. See “Certain Relationships and Related Party Transactions — Stock Repurchases” in the Prospectus. The foregoing presentation of options and exercise prices has been adjusted retroactively to reflect the Reverse Stock Split.

Grants of Plan-Based Awards—Fiscal Year 2019
The following table provides information regarding equity and non-equity incentive plan-based awards granted to each individual included in the Summary Compensation Table for the year ended December 31, 2019.
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Option/ SAR Awards: Number of Securities Underlying Options/ SARs (#)(2)	Exercise or Base Price of Option/ SAR Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option/ SAR Awards(2)
Name		Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Joseph A. Walsh	STI	1/1/2019	450,625	1,030,000	1,351,875
	OPP	1/1/2019	51,500	1,030,000
	SIP	11/18/2019				1,111,111	9.714	10,793,400
Paul D. Rouse	STI	1/1/2019	155,109	354,535	465,328
	OPP	1/1/2019	17,727	354,535
	SIP	11/18/2019				111,111	9.714	1,079,340
Gordon Henry	STI	1/1/2019	124,087	283,628	372,262
	OPP	1/1/2019	14,181	283,628
	SIP	11/18/2019				111,111	9.714	1,079,340
James McCusker	STI	1/1/2019	124,087	283,628	372,262
	OPP	1/1/2019	14,181	283,628
	SIP	11/18/2019				111,111	9.714	1,079,340
John Wholey	STI	1/1/2019	117,194	267,871	351,581
	OPP	1/1/2019	13,394	267,871
	SIP	11/18/2019				111,111	9.714	1,079,340
(1)
Amounts shown represent threshold, target and maximum payouts under our STI; there is no defined target or maximum on our OPP. For fiscal year 2019, an award is only paid out pursuant to our OPP if Adjusted EBITDA exceeds $509.0 million and Adjusted FCF exceeds $226.0 million as our OPP is a top-off program to our STI. The threshold calculation for OPP included herein reflects an Adjusted EBITDA of $509.1 million and Adjusted FCF of $226.1 million, which equates to a 0.05% payout award. The target calculation for OPP included herein was calculated based off actual performance in 2018 (a 106.75% payout award).

(2)
Grant date fair value calculated in accordance with FASB ASC Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value are set forth in Note 4, Fair Value measurements to our consolidated financial statements included in the Prospectus. The amounts in these columns have been adjusted retroactively to reflect the Reverse Stock Split.

Outstanding Equity Awards at Fiscal Year-End Fiscal Year 2019
The following table provides information regarding all outstanding stock options held by each individual as of December 31, 2019.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(3)	Number of Securities Underlying Unexercised Options Unexercisable (#)(3)	Option Exercise Price ($)(3)	Option Expiration Date
Joseph A. Walsh	9/26/2016(1)	1,548,046	77,160	3.67	9/26/2026
	11/18/2019(1)	—	1,111,111	16.20	11/18/2029
Paul D. Rouse	11/14/2016(2)	69,928	92,592	3.67	11/14/2026
	11/18/2016(2)	—	111,111	16.20	11/18/2029
Gordon Henry	9/26/2016(2)	69,928	92,592	3.67	9/26/2026
	11/18/2019(2)	—	111,111	16.20	11/18/2029
James McCusker	9/26/2016(2)	69,928	92,592	3.67	9/26/2026
	11/18/2019(2)	—	111,111	16.20	11/18/2029
John Wholey	9/26/2016(2)	69,928	92,592	3.67	9/26/2026
	11/18/2019(2)	—	111,111	16.20	11/18/2029
(1)
Stock option grants awarded to Mr. Walsh on September 26, 2016 vest in equal monthly installments over a three-year period beginning on January 1, 2017, provided Mr. Walsh remains in continuous service with the Company, and subject to accelerated vesting in the event of Mr. Walsh’s termination without cause or resignation for good reason (in each case) within 6 months prior to or 12 months following a change in control. Stock option grants awarded to Mr. Walsh on November 18, 2019 vest in equal monthly installments over a three-year period beginning January 1, 2020, provided Mr. Walsh remains in continuous service with the Company, and subject to accelerated vesting in the event of Mr. Walsh’s termination without cause or resignation for good reason (in each case) within 6 months prior to or 12 months following a change in control.
(2)
Stock option grants awarded to Mr. Rouse on November 14, 2016 and stock option grants awarded to Messrs., Henry, McCusker and Wholey on September 26, 2016 vest in three equal installments on each of January 1, 2018, January 1, 2019 and January 1, 2020, provided such NEO remains in continuous service with the Company. Stock option grants awarded to Messrs. Rouse, Henry, McCusker and Wholey on November 18, 2019 vest in three equal installments on each of January 1, 2021, January 1, 2022 and January 1, 2023, provided such NEO remains in continuous service with the Company.

(3)	The amounts in these columns have been adjusted retroactively to reflect the Reverse Stock Split.
Option Exercises and Stock Vested—Fiscal Year 2019
None of our NEOs exercised options in fiscal year 2019.
On March 25, 2019, the Company conducted the Tender Offer to repurchase vested options for a cash payment. See “Certain Relationships and Related Party Transactions — Stock Repurchases.” All of our NEOs participated in the Tender Offer. The Company repurchased 62.238% of their vested options at an offer price of $18.27 less the exercise price of $3.67, resulting in a payout price per option of $14.60. The cash payment to each NEO made on May 1, 2019 is reflected in the below table. The foregoing presentation of options and exercise prices has been adjusted retroactively to reflect the Reverse Stock Split.
Name	Grant Date	Offer Price ($)	Exercise Price ($)	Payout Price ($)	Total Vested Options Repurchased (#)	Total Payment ($)
Joseph A. Walsh	9/26/2016	18.27	3.67	14.60	1,152,572	16,825,249
Paul D. Rouse	11/14/2016	18.27	3.67	14.60	115,257	1,682,525
Gordon Henry	9/26/2016	18.27	3.67	14.60	115,257	1,682,525
James McCusker	9/26/2016	18.27	3.67	14.60	115,257	1,682,525
John Wholey	9/26/2016	18.27	3.67	14.60	115,257	1,682,525
Pension Benefits
Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by the Company during fiscal year 2019.
Nonqualified Deferred Compensation
Our NEOs did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by the Company during fiscal year 2019.

Potential Payments Upon Termination or Change of Control – Fiscal Year 2019
The following table summarizes the potential payments and benefits that each of the NEOs would be entitled to receive upon termination of employment under various circumstances and upon a change of control of the Company. In each case, the table assumes the NEO’s termination or the change of control occurred on December 31, 2019. The table below also does not include benefits provided on a non-discriminatory basis to salaried employees generally, including accrued vacation, and amounts payable under tax-qualified plans.
Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
Joseph A. Walsh
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(1)	2,060,000	1,080,213	—	—	—	3,140,213
Death(1)	2,060,000	1,080,213	—	—	—	3,140,213
Disability(1)	2,060,000	1,080,213	—	—	—	3,140,213
Resignation for Good Reason, Termination without Cause in connection with a Change in Control(1)	4,120,000	1,080,213	—	1,033,049(6)	—	6,233,262

Paul D. Rouse
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,291,521	371,819	1,647	—	7,250	1,672,237
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,722,029	371,819	1,647	—	7,250	2,102,745

Gordon Henry
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	297,455	1,318	—	7,250	1,339,240
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	297,455	1,318	—	7,250	1,683,645

James McCusker
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause(2)	1,033,217	297,455	1,245	—	7,250	1,339,167
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,377,622	297,455	1,245	—	7,250	1,683,572

Name & Event	Cash Severance ($)	STI Awards ($)(3)	Benefits Continuation ($)(4)	Accelerated Vesting of Stock Options ($)	Outplacement ($)(5)	Total ($)
John Wholey
Resignation without Good Reason or Termination for Cause	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause (2)	975,816	280,930	1,245	—	7,250	1,265,241
Death	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Resignation for Good Reason or Termination without Cause in connection with a Change in Control(2)	1,301,088	280,930	1,245	—	7,250	1,590,513
(1)
Pursuant to the Walsh Employment Agreement, in the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of Mr. Walsh’s resignation for good reason, by reason of Mr. Walsh’s death or disability, or as a result of the Company’s non-renewal of the employment term, Mr. Walsh is entitled to a lump sum cash severance amount equal to one times (1x) the sum of his annual base salary and target STI award. Mr. Walsh would also be entitled to a pro-rated STI award for the year in which his employment terminates (based on actual performance). In the event that Mr. Walsh’s employment is terminated by the Company without cause, by reason of his resignation for good reason, or as a result of the Company’s non-renewal of the employment term, in each case, within 6 months prior to and 12 months following a change in control, his lump sum cash severance amount would be increased to two times (2x) the sum of his annual base salary and target STI award.

(2)
Pursuant to the EVP Severance Plan, in the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, they would be entitled to a cash severance amount equal to (i) 78 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over the 78 weeks, and (ii) one and one-half (1.5) times their target STI award payable in equal installments on the Company’s regular payroll over a period of 78 weeks. They would also be entitled to a pro-rated STI award for the year in which their employment terminates (based on actual performance). In the event that Messrs. Rouse’s, Henry’s, McCusker’s or Wholey’s employment is terminated by the Company without cause or by reason of their resignation for good reason, in each case, within 2 years following a change in control, their cash severance amount would be increased to (i) 104 weeks’ of base pay, payable in equal installments on the Company’s regular payroll schedule over 104 weeks, and (ii) two (2) times their target STI award payable in equal installments on the Company’s regular payroll period over a period of 104 weeks.

(3)
Amounts reported in this column were calculated on the basis of short-term cash incentive awards paid under our STI for 2019 performance, which were approved on March 3, 2020 and paid on April 1, 2020.

(4)
For Messrs. Rouse, Henry, McCusker, and Wholey, represents continuation of Company-paid life insurance coverage for up to 18 months in the event that their employment is terminated by the Company without cause or by reason of their resignation for good reason, pursuant to the terms of the EVP Severance Program.

(5)
For Messrs. Rouse, Henry, McCusker and Wholey, represents 12 months of Company-paid outplacement benefits in the event their employment is terminated by the Company without cause or by reason of their resignation for good reason pursuant to the terms of the EVP Severance Program.

(6)
Pursuant to the term of Mr. Walsh’s stock option grants, in the event that Mr. Walsh’s employment is terminated by the Company without cause, or Mr. Walsh resigns for good reason, in either case within six months prior to or twelve months following a “change in control”, all outstanding unvested stock options held by Mr. Walsh will immediately vest and become exercisable as of the date of such termination (or change in control, if later). The amount reflects Mr. Walsh’s outstanding unvested stock as of December 31, 2019 valued at a market price of $13.39 as of December 31, 2019. The foregoing presentation of options and exercise prices has been adjusted retroactively to reflect the Reverse Stock Split.

Employee Benefits Plans
2016 Plan
Our 2016 Plan was adopted by our Board in September 2016. Our 2016 Plan was amended in February 2017 and November 2020.
We have reserved 6,166,667 shares of our common stock for issuance under our 2016 Plan. As of November 23, 2020, options to purchase 5,337,805 shares of our common stock were outstanding under our 2016 Plan, and 475,624 shares of our common stock remained available for future grant under our 2016 Plan. The options outstanding as of November 23, 2020 had a weighted-average exercise price of $9.48 per share. The foregoing reflects the Reverse Stock Split.
Following the adoption of our 2020 Plan, we do not intend to make any further grants under our 2016 Plan; however, our 2016 Plan will continue to govern the terms and conditions of the outstanding awards granted under it.
The following is a description of the material terms of our 2016 Plan. The summary below does not contain a complete description of all provisions of our 2016 Plan and is qualified in its entirety by reference to our 2016 Plan. A copy of our 2016 Plan is filed as an exhibit to the Form S-1.
Eligibility and administration. Employees, officers, directors, consultants and advisors of ours and our affiliates are eligible to receive awards under our 2016 Plan. Our 2016 Plan is administered by our Board or one or more committees appointed by our Board to administer the plan. The administrator has all authority and discretion necessary or appropriate to administer our 2016 Plan, including the authority to grant and amend awards to eligible persons under the plan; adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it deems advisable; interpret the terms and provisions of the plan and any award granted under the plan; and make all factual and other determinations necessary or advisable for the administration of the plan.
Awards. Our 2016 Plan provides for the grant of the following types of equity awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and restricted stock units. Non-qualified stock options have been granted under our 2016 Plan. Each non-qualified stock option provides for the purchase of a share of our common stock in the future at an exercise price on the date of grant that may not be less than 100% of the fair market of the underlying share on the date of grant. The term of a non-qualified stock option is determined by the administrator, but may not be longer than ten years. Vesting conditions determined by the administrator may apply to a non-qualified stock option and may include continued service, performance and/or other conditions. A non-qualified stock option may generally be exercised for 90 days after termination of employment, with longer periods for certain terminations (such as death and disability). Non-qualified stock options are nontransferable other than by will or the laws of descent and distribution, except as otherwise may be determined by the administrator (and subject to applicable law). In addition, restricted stock awards have been granted under our 2016 Plan. Each restricted stock award provides for an award of a share of our common stock. The grant and/or vesting of restricted stock awards may be conditioned upon the completion of a specified period of service, upon the attainment of specified performance objectives or upon such other criteria as the administrator may determine, provided that the administrator may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any restricted stock awards.
Certain transactions. Our 2016 Plan provides that in the event of a “change in control” (as such term is defined in our 2016 Plan), the administrator will have the authority to determine the treatment of the awards under the plan. Further, in the event of our dissolution or liquidation or upon any reorganization, merger or consolidation as a result of which we are not the surviving corporation (or we survive as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all of our assets, our Board may take any such action as it in its discretion deems appropriate to (i) accelerate the time when awards vest and/or may be exercised, (ii) cash out outstanding awards at or immediately prior to the date prior to such event, (iii) provide for the assumption of outstanding awards by surviving, successor or transferee corporations, (iv) provide that stock options will vest and be exercisable for a period of at least ten business days from the date of receipt of a notice from us of such proposed event, following the expiration of which period any unexercised stock options would terminate, or (v) make such other changes as it deems advisable, in its sole discretion.

Amendment; termination. Our Board may amend or terminate our 2016 Plan at any time, provided that no amendment or termination adversely affect any previously granted award under our 2016 Plan without the award holder’s written consent. Amendments may be made without stockholder approval, except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the shares of common stock are listed or traded, or if such action would increase the total number of shares of our common stock reserved for purposes under our 2016 Plan. No award may be granted under our 2016 Plan after September 8, 2026.
2020 Incentive Award Plan
Our Board adopted on September 3, 2020, and our stockholders approved, effective as of the effective time of the Form 8-A (the “8-A Effective Time”), our Thryv Holdings, Inc. 2020 Incentive Award Plan (“2020 Plan”). The 2020 Plan was then amended on November 2, 2020. Our 2020 Plan replaces our 2016 Plan, as our Board has determined not to make additional awards under our 2016 Plan following the effectiveness of our 2020 Plan. However, the terms of our 2016 Plan continue to govern outstanding equity awards granted thereunder. Our 2020 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock, performance awards, and other stock-based awards to our and our subsidiaries’ and affiliates’ employees, officers, directors and consultants.
The following is a description of the material terms of our 2020 Plan. The summary below does not contain a complete description of all provisions of our 2020 Plan and is qualified in its entirety by reference to our 2020 Plan. A copy of our 2020 Plan is filed as an exhibit to Amendment No. 1 to our Registration Statement on Form S-1, filed with the SEC on September 17, 2020 (“Form S-1/A”).
Authorized shares. A total of 1,000,000 shares of our common stock are reserved for issuance pursuant to our 2020 Plan. In addition, the shares reserved for issuance under our 2020 Plan also include those shares reserved but unissued under our 2016 Plan as of the effective date of our 2020 Plan and any shares subject to awards under our 2016 Plan which are forfeited or lapse unexercised and which following the effective date of our 2020 Plan are not issued under our 2016 Plan. To the extent that an award under our 2020 Plan is cancelled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares, the shares retained by or returned to us are again available for issuance under our 2020 Plan. However, (i) any shares that are withheld from an award or separately surrendered in payment of the exercise price or taxes related to an award, (ii) any shares purchased by us in the open market using the proceeds from exercise of an option, and (iii) any shares covered by a stock-settled stock appreciation right or other stock-settled award that were not issued upon the settlement of an award will not become available under our 2020 Plan.
Administration. Our 2020 Plan is administered by our compensation committee; however, if at any time a member of our compensation committee does not meet the definition of “non-employee director” under the provisions of Section 16b-3 of the Exchange Act, any action by our compensation committee relating to an award granted to an individual who is then subject to Section 16 of the Exchange Act may be taken by a subcommittee of our compensation committee, as designated by our Board, whose members are comprised solely of two or more “non-employee directors” under the provisions of Section 16b-3 of the Exchange Act, or if no such subcommittee is designated, our full Board. In addition, our Board administers our 2020 Plan with respect to awards to our non-employee directors. Our compensation committee has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of our 2020 Plan.
Options. Our 2020 Plan permits the granting of both options to purchase our common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The exercise price of options granted under our 2020 Plan must be at least equal to the fair market value of our common stock on the date of grant. The term of each option may not exceed ten years. However, with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for 90 days following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the administrator determines the other terms of options (including the conditions to vesting).
Stock appreciation rights. Stock appreciation rights may be granted under our 2020 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for 90 days following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2020 Plan, the administrator determines the other terms of stock appreciation rights (including the conditions to vesting). The per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value of our common stock on the date of grant.
Restricted stock. Restricted stock may be granted under our 2020 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2020 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (which may include performance conditions). The administrator may determine whether recipients of restricted stock awards will have voting and dividend rights with respect to such shares upon grant.
Restricted stock units. Restricted stock units may be granted under our 2020 Plan. Restricted stock units represent a right to receive a share of our common stock, an equivalent amount of cash, or a combination of cash and shares, if vesting conditions are satisfied. The administrator may impose whatever conditions to vesting it determines to be appropriate (which may include performance conditions). The administrator may also award dividend equivalent payments in connection with such awards.
Bonus stock. Our 2020 Plan authorizes the grant of shares of common stock as a bonus. Subject to the provisions of our 2020 Plan, the administrator may determine the other terms of such awards (including the conditions to vesting).
Performance awards. Performance awards may be granted under our 2020 Plan. Performance awards may be denominated as a cash amount or a number of shares of common stock that will be earned, and/or a specified number of awards that will be granted, upon achievement or satisfaction of performance conditions specified by the administrator over the length of any applicable performance period as determined by the administrator. The administrator may use such performance criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
Other stock-based awards. Other stock-based awards are awards other than those described above, the terms and conditions of which are determined by the administrator.
Non-employee directors. Our 2020 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2020 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2020 Plan provides that the sum of the grant date fair value of awards and any cash compensation or fees granted to a non-employee director during any calendar year may not exceed $1,000,000, except in extraordinary circumstances as determined by the administrator.
Minimum vesting. Except as may otherwise be provided in an individual employment agreement in effect on the effective date of the Plan, our 2020 Plan provides that no portion of any award that is denominated by reference to a number of shares will vest prior to the first anniversary of the date of grant of the award, except in the case of death, disability or a change in control. Except that up to five percent of the shares of common stock that are authorized for grant under our 2020 Plan may be granted with a minimum vesting schedule that is shorter than one year.
Limitation on dividend and dividend equivalent rights. Our 2020 Plan provides that dividends or dividend equivalent rights otherwise payable on an unvested award will be accrued and paid only at such time as the vesting conditions applicable to the underlying award have been satisfied.
Non-transferability of awards. Unless the administrator provides otherwise, our 2020 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2020 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2020 Plan or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2020 Plan.
Change in control. Our 2020 Plan provides that upon any reorganization, merger or consolidation, sale of all of our assets, our dissolution or liquidation, the disposition of one of our subsidiaries, affiliates or business units, or a “change in control” (as defined in our 2020 Plan), the administrator may take such actions as it deems appropriate to accelerate the vesting (in whole or part) of any awards, cash out all or any portion of any outstanding awards (through a payment of the in-the-money value (if any)), provide for the substitution or assumption of outstanding awards by a surviving, successor or transferee corporation, provide that options and stock appreciation rights may be exercised for a period of ten business days after which any unexercised options or stock appreciation rights will terminate, and/or provide for the termination and cancellation of any unvested portion of an award.
Compensation recovery. Awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon receipt or exercise of any award or upon the receipt or resale of any shares of common stock underlying the award) will be subject to any claw-back or compensation recovery policy of ours.
Amendment and termination. Our Board has the authority to amend, suspend or terminate our 2020 Plan provided that such action does not materially and adversely affect the rights of a participant without the consent of the affected participant. No awards will be granted under our 2020 Plan after the date that is ten years from the effective date of our 2020 Plan.
2021 Employee Stock Purchase Plan
Our Board adopted on September 10, 2020, and our stockholders approved, effective as of the 8-A Effective Time, our 2021 Employee Stock Purchase Plan (the “2021 ESPP”), which was then amended on November 2, 2020.
The following is a description of the material terms of our 2021 ESPP. The summary below does not contain a complete description of all provisions of our 2021 ESPP and is qualified in its entirety by reference to our 2021 ESPP. A copy of our 2021 ESPP is filed as an exhibit to the Form S-1/A.
Shares available; administration. A total of 2,000,000 shares of our common stock are reserved for issuance under our 2021 ESPP. Our compensation committee is the administrator of the 2021 ESPP and has the authority to interpret the terms of the 2021 ESPP and determine eligibility of participants.
Eligibility. Employees of our company and our designated subsidiaries are eligible to participate in the 2021 ESPP if they meet the eligibility requirements under the 2021 ESPP established from time to time by the administrator. However, an employee may not be granted rights to purchase stock under the 2021 ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock. If the grant of a purchase right under the 2021 ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the 2021 ESPP to violate the requirements of Section 423 of the Code, as determined by the administrator in its sole discretion, such employee will not be permitted to participate in the 2021 ESPP.

Eligible employees become participants in the 2021 ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
Participation in an offering. We intend for the 2021 ESPP to qualify under Section 423 of the Code and stock will be offered under the 2021 ESPP during offering periods. The length of offering periods under the 2021 ESPP will be determined by the administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the administrator. Offering periods under the 2021 ESPP will commence when determined by the administrator. The administrator may, in its discretion, modify the terms of future offering periods.
The 2021 ESPP permits participants to purchase our common stock through payroll deductions of up to 15% of their eligible compensation. No employee is permitted to accrue the right to purchase stock under the 2021 ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).
On the first trading day of each offering period, each participant automatically will be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. The purchase price of the shares, in the absence of a contrary determination by the administrator, will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period.
Transferability. A participant may not transfer rights granted under the 2021 ESPP other than by will, the laws of descent and distribution or as otherwise provided in the 2021 ESPP.
Certain transactions. In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the administrator will make equitable adjustments to the 2021 ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Plan amendment; termination. The administrator may amend, suspend or terminate the 2021 ESPP at any time. However, stockholder approval of any amendment to the 2021 ESPP must be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the 2021 ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the 2021 ESPP, or changes the 2021 ESPP in any manner that would cause the 2021 ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The 2021 ESPP will terminate on the tenth anniversary of its effective date.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2019, the members of the compensation committee were Mr. Mudrick, Mr. Glusker and Mr. Slater. During fiscal year 2019, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement for filing with the SEC.
Compensation Committee:
Bonnie Kintzer, Chair
Jason Mudrick
John Slater

DIRECTOR COMPENSATION
All of the information contained in this section generally relates to 2019 compensation and was included in the Prospectus.
Cash Compensation
The table below shows cash compensation payable to our non-management directors for Board and committee services. At his request, Mr. Mudrick, an executive officer at Mudrick Capital, our largest stockholder, has elected to receive half of the approved annual non-management director compensation.
Service	Fee Amount
Annual Retainer for Board Service	$100,000
Annual Board and Committee Meeting Fee	$20,000
Annual cash director retainers are paid quarterly at the beginning of each quarter and include Board and committee meeting fees. Board and committee meeting fees are paid on a quarterly basis in arrears based on attendance.
Annual Equity Based Compensation
Our non-management directors did not receive any equity-based compensation for their services on our Board in fiscal year 2019.
Director Compensation – Fiscal Year 2019
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Scott Galloway(2)	120,000	—	—	120,000
Peter Glusker(2)	120,000	—	—	120,000
Scott Kasen(2)	120,000	—	—	120,000
Brian Kushner(2)	120,000	—	—	120,000
Ross Levinsohn(2)	120,000	—	—	120,000
Jason Mudrick(3)	60,000	—	—	60,000
John Slater	115,000	—	—	115,000
(1)
Mr. Walsh, our President and Chief Executive Officer, is not included in this table because he was employed by the Company during fiscal year 2019 and did not receive compensation for his services as a director. See “Compensation Tables – Summary Compensation Table” for a discussion of the compensation earned by Mr. Walsh during fiscal year 2019.

(2)	Messrs. Galloway, Glusker, Kasen, Kushner and Levinsohn each stepped down from our Board effective August 31, 2020.
(3)	Reflects the annual retainer for Board service and annual Board and committee meeting fees.
(4)	At his request, Mr. Mudrick, an executive officer at Mudrick Capital, our largest stockholder, has elected to receive half of the approved annual non-management director compensation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Thryv Holdings, Inc., that file electronically with the SEC. We also maintain a website at www.thryv.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.
OTHER MATTERS
Other Business
The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Majority Stockholder.
Stockholders Sharing an Address
Some brokers, banks and other nominee record holders may be participating in the practice of “householding” information sent to stockholders. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver, without charge, a separate copy of this document to you if you so request by writing or calling as follows: Thryv Holdings, Inc., Attention: Corporate Secretary, 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261; telephone, (972) 453-7000. If you want to receive separate copies of information statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.